Exhibit 99.1

                Cytec Announces First Quarter Results;
                      Full Year Outlook Provided

    WEST PATERSON, N.J.--(BUSINESS WIRE)--May 5, 2005--Cytec Industries Inc. (NYSE:CYT) announced today that it had incurred a net loss for the first quarter of 2005 of $6.5 million or $0.16 loss per basic share on net sales of $564 million. Included in the quarter were purchase accounting related charges of $44.7 million after-tax, or $1.06 per basic share, related to the February 28, 2005 acquisition of the Surface Specialties business, an after tax net loss of $12.7 million or $0.30 per basic share related to foreign currency and interest rate derivative transactions associated with the Surface Specialties acquisition, a charge of $1.0 million after tax or $0.02 per basic share related to employee redundancy costs, a charge of $3.2 million after tax, or $0.08 per basic share, related to the settlement of an environmental dispute and an income tax benefit of $16.2, or $0.39 per basic share, resulting from the completion of prior years tax audits. Excluding these items, net earnings were $38.9 million or $0.89 on a diluted share basis. Net earnings for the comparable period of 2004 were $33.2 million or $0.83 per diluted share, on net sales of $415 million.
    David Lilley, Chairman, President and Chief Executive Officer said, "We were pleased to close on our acquisition of Surface Specialties on February 28, 2005 and this obviously had a major impact on our first quarter results." The acquisition was valued at $1.8 billion of which $1.5 billion was paid in cash and the remainder in 5,772,857 shares of Cytec stock valued at $0.3 billion. The cash portion was funded with the following: $725 million from a five year term loan, $600 million from a 364 day credit facility and $180 million of Cytec's existing cash. Cytec expects to refinance the $600 million 364 day credit facility with long term debt later this year.
    Mr. Lilley commented further, "Overall, sales for the quarter were up 36% compared to the same quarter in 2004, with 27% due to the acquisition of the Surface Specialties business which reflects one month of operations under Cytec. Selling prices increased 6% as our initiatives are catching up to the significant raw material cost increases we have encountered. Base selling volumes were up 2% and favorable exchange increased sales 1%. The integration of Surface Specialties into Cytec continues and we are excited about the possibilities this acquisition brings to us."
    The segment results discussed below have been restated to reflect our new organization following the Surface Specialties acquisition. A recap of the reorganization is as follows:

    -- Cytec Performance Specialties - Includes the Water Treatment Chemicals, Mining Chemicals, Phosphine and Phosphorus
        Specialties, Polymer Additives and Specialty Additives product lines.

    --  Cytec Surface Specialties - Includes the acquired Surface
        Specialties product lines plus Cytec's previously existing Coating Chemicals and Performance Chemicals product lines.

    --  Cytec Specialty Materials is renamed Cytec Engineered
        Materials.

    --  Building Block Chemicals remains unchanged.

    Cytec Performance Specialties Sales increased 11%; Operating
Earnings increased to $14 million

    Mr. Lilley continued, "In Cytec Performance Specialties selling prices were up 5%, selling volumes increased 4% and exchange added 2% to sales. The selling price increases were across all product lines as we continue with our efforts to compensate for the high raw material and energy costs. Volumes were much improved in water treatment and mining chemicals where demand remained strong. This was offset somewhat by lower volumes in polymer additives where we experienced a slowdown in demand in the latter part of the quarter.
    The increase in operating earnings of $5 million was due to higher selling volumes and prices along with improved plant operations offsetting raw material cost increases.

    Cytec Surface Specialties Sales increased 152%; Operating Earnings decreased to $35 million loss

    "The Cytec Surface Specialties segment includes one month of operations from the recently acquired Surface Specialties business which accounts for the majority of the sales increase. Our base coating and performance chemicals product lines had increased selling volumes and prices of 1% each and exchange added 2%. Overall, we experienced a slowdown in demand in the latter part of the quarter particularly in the European and Asia-Pacific regions for the majority of the product lines in this segment.
    "There were two charges to segment operating earnings during the quarter which related to purchase accounting required in connection with the acquisition of Surface Specialties. First, finished goods inventory of the acquired business were recorded at their fair value which exceeded normal manufacturing costs. Operating earnings include a charge of $10.5 million ($7.7 million after tax or $0.18 per basic share) for these excess costs. We expect a similar amount next quarter as we work off the acquired inventory. The second was a pre-tax charge of $37.0 (after-tax $37.0 million or $0.88 per basic share) for purchased in-process research and development activities of the acquired business based on their fair value. Excluding these amounts, operating earnings increased to $13.0 million reflecting the favorable impact of the acquisition, the increase in base sales and improved plant operations.

    Cytec Engineered Materials Sales increase 6% and Operating
Earnings flat

    "Cytec Engineered Materials sales increased primarily due to volume increases to our large commercial aircraft and rotorcraft customers. The favorable effect on operating earnings from the higher sales was offset by operating difficulties in our two European manufacturing sites and increased selling and research costs as we continue to invest in the future.

    Building Block Chemicals Sales increase 15% and Operating Earnings increase slightly

    "In Building Block Chemicals, selling prices increased 25% which was in-line with the increase in raw material costs. Exchange added 1% to sales while selling volumes were down 11%. The decrease in selling volumes was primarily in the European and Asia-Pacific regions partially offset by stronger demand in the U.S.
    "Operating earnings improved slightly as the decrease in selling volumes was more than offset by improved plant operations."

    Earnings in Associated Companies

    James P. Cronin, Executive Vice President and Chief Financial Officer commented, "Earlier this month we announced that we reached a definitive agreement to sell our 50% interest in CYRO Industries
(CYRO) to our partner, Degussa, for cash consideration of $95 million subject to customary closing conditions. We expect the closing to occur at the end of this month and that the proceeds will essentially cover the book value of our investment in CYRO. The net after tax proceeds will be used to pay down debt related to our acquisition of Surface Specialties. For the quarter, sales and earnings from CYRO increased from the year ago period primarily due to volume gains."

    Corporate and Unallocated

    Mr. Cronin added, "During the quarter, we recorded a pre-tax charge in other income (expense), net for $4.4 million ($3.2 after tax or $0.08 per basic share) related to a settlement to resolve a dispute over an environmental remediation matter. The dispute related to a site formerly operated by American Cyanamid Company which it had sold in the 1940's. Cytec was spun off from American Cyanamid Company in 1993. While the Company believed its defenses were strong, circumstances developed late in the quarter which led us to accelerate discussions towards a final settlement. We were pleased to settle this dispute and avoid significant legal fees as well as eliminate any risk relating to potential litigation."
    Also, during the quarter the Company recorded a net pre-tax loss in other income (expense), net of $20.0 million ($12.7 after tax or $0.30 per basic share) pertaining to foreign currency and interest rate derivative transactions related to the acquisition of the Surface Specialties business. These derivatives were entered into to partially hedge the impact of increases in the value of the Euro and increases in interest rates related to the Surface Specialties acquisition and require mark to market accounting. Hence any changes to the fair value are recorded as a gain or loss in the period incurred. The currency derivatives were closed out as of the date of the acquisition while the interest rate derivatives are still outstanding pending the anticipated refinancing of our 364 day credit facility. In addition, included in Corporate and Unallocated is a charge of $1.4 million ($1.0 after tax or $0.02 per basic share) for employee redundancies related to the acquisition.
    Mr. Cronin commented further, "Effective January 1, 2005 we have changed our method for costing inventories in the United States from the last-in/first-out (LIFO) to the first-in/first-out (FIFO) method. Our international subsidiaries utilize the FIFO method. After the acquisition of Surface Specialties, which also utilizes the FIFO method of inventory costing, our inventory under the LIFO method decreased to less than 35% of total inventory. We believe the FIFO method is preferable because the FIFO method more accurately reflects the current cost of inventory and the change results in a uniform method of inventory valuation globally. As required by generally accepted accounting principles, we have applied the effects of the change from LIFO to FIFO and restated our prior year financials as if the change was already in place. The impact of this change in accounting principle was to increase first quarter 2004 pre-tax earnings by $2.0, (net after-tax $1.3 million or $0.03 per basic share). In addition, in the third quarter of 2004 we adopted Financial Accounting Standards Board Staff Position No. 106-2 (FSP 106-2), Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003". Accounting principles required that we restate the first two quarters of 2004 for the effect of FSP 106-2. The impact of the adoption of FSP 106-2 was to increase first quarter 2004 pre-tax earnings by $0.9 million, (net after-tax $0.7 million or $0.02 per basic share.)"
    To assist investors in their analysis of Cytec's results, there is a separate schedule at the end of this release of the restatements mentioned above by quarter and full year for 2004 providing segment operating earnings, net after-tax earnings and basic and diluted earnings per share.

    Interest Expense

    Interest expense is significantly higher than the prior year quarter due to the higher levels of debt outstanding associated with the Surface Specialties acquisition.

    Income Tax Expense

    Mr. Cronin continued, "The Company's effective tax rate on the loss from continuing operations for the quarter was a tax benefit of 67%. The tax rate was favorably impacted by a reduction in income tax expense of $16.2 million ($0.39 per basic share) in the quarter related to final approval by the Congressional Joint Committee on Taxation of the Internal Revenue Service's examination of our tax returns for the years 1999 through 2001 and by losses incurred in the U.S. on the hedge derivatives and was unfavorably impacted by the write-off of in-process research and development expenses related to the Surface Specialties acquisition. Excluding these three items, the Company's underlying effective tax rate for the quarter would have been 27% which compares to 24% in the same period of last year. As expected, this increase is primarily attributable to earnings from Surface Specialties entities in countries with higher tax rates than those in which we previously operated."

    Earnings from Discontinued Operations

    Discontinued operations represents the net after tax results of the Surface Specialties' amino resins product line which the Company has previously agreed to divest.

    Cash Flow

    Cash flow used by operations was $30.6 million for the quarter. Trade accounts receivable increased by $5 million due to higher levels of sales. Inventory dollars increased by $21 million reflecting rising raw material costs, planned purchases to ensure adequate supply of certain materials and the slowing demand in the latter part of the quarter. The first quarter operating cash flow includes payments of $20 million for incentive compensation and profit sharing payouts for prior year results which were previously reflected in accrued expenses and $5 million of payments related to the currency derivatives entered into in connection with the Surface Specialties acquisition. Other payments for the quarter include pension and retiree medical funding of $11 million. Capital spending for the quarter was $17 million and for the full year we expect capital spending to be about $120 million as our spending increases sequentially for the rest of the year due to certain capacity expansion projects as well as the addition of Surface Specialties.

    2005 Outlook

    Mr. Lilley commented further, "We begin 2005 focused both on our business and the integration of Surface Specialties into Cytec. On the business side, oil and gas prices have increased and remain stubbornly high which is keeping the upward pressure on raw material and energy costs. We continue to aggressively pursue selling price increases to compensate and we now believe we are beginning to catch up and improve margins. However, we are concerned with the slowdown in demand which we, and our customers, have seen in the latter part of the quarter, particularly in Europe and Asia in our Performance Specialties and Surface Specialties segments and, at present, do not foresee a significant decline in raw material and energy costs. Segment detail for the full year is as follows:
    "In Cytec Performance Specialties we are forecasting sales to increase in a range of 5%-10% with about two-thirds due to selling price increases and the remainder split between volume and exchange. Most of the volume increase is in the mining chemical product line where demand for copper and alumina remains strong. Operating earnings are forecast to increase in a range of 12%-15% due to the selling price increases as well as reduced operating costs offsetting raw material cost increases.
    "In Cytec Surface Specialties there is uncertainty in the industrial coatings markets due to the softening at the end of the first quarter and we are taking a prudent view going forward. We have raised selling prices where possible and we do expect to cover a majority of our raw material cost increases but not all. The softening markets coupled with selling price increases have led to a volume decline versus last year. So for 2005, we are forecasting sales in a range of $1.4 to $1.5 billion including $1.10-$1.15 billion relating to 10 months of operations for the Surface Specialties acquisition. We are taking steps now to insure that our costs are appropriately aligned with our view of the markets and we are on track to exceed our synergy targets as discussed below. Taking into account the above, we expect operating earnings for this segment to be in a range of $95-$100 million.
    "Cytec Engineered Materials sales are forecast to increase in a range of 8%-12% due primarily to expected build rate increases in both military and commercial aircraft. Operating earnings are forecast to increase 15% - 20% due to the higher selling volumes partially offset by continued investments in plants and commercial costs to support our future growth.
    "Building Block Chemical sales are forecast to increase 15%-20% primarily due to higher selling prices which tend to move in line with raw material and energy input costs. There is a lot of uncertainty in the acrylonitrile market. Demand in Asia, particularly China, seems to have slowed and there is new capacity in China that is now operating. Propylene, the key raw material for acyrlonitrile, is now back in full supply and costs, for now, seem to be trending down from their current high levels. Operating earnings are forecast to increase approximately 20% from 2004. The primary driver for this improvement is our expectation that most of our plants will run at capacity throughout the year with good demand. In 2004, several of our plants were down for scheduled maintenance work and the acrylonitrile plant ran at a reduced rate for part of the year due to propylene supply shortages.
    "Corporate and Unallocated will be slightly more unfavorable than the prior year and equity earnings will be about 50% less than 2004 due to the pending sale of our 50% share of our joint venture, Cyro Industries. Based on anticipated interest rates, interest expense, net will be in a range of $63-$66 million. Our estimated annual underlying effective tax rate for ongoing operations is forecast to be 27%."
    Mr. Cronin added, "In order to take advantage of current interest rates, we gave notice to the remarketing agent for our $120 million Mandatory Par Put Remarketed Securities of our election to redeem these securities at the optional redemption price of approximately $141 million including $21 million for the value of redeeming the securities prior to their final maturity. In conjunction with this transaction, we expect to recognize in the second quarter of 2005 a total pre-tax net expense of approximately $22.0 million."
    In closing Mr. Lilley commented, "Concerning our acquisition, we are increasing our synergy target by $10 million to a $35 million annual run rate which we expect to achieve by year end with about $20 million of this reflected in our 2005 full year forecast. We also expect to incur approximately $7.5 million ($5.5 million after tax or $0.13 per diluted share) of integration and severance costs as part of the acquisition.
    "Based on the above we are taking a prudent view considering the uncertainty in our raw material outlook and certain end markets. Our forecast of overall annual sales is in a range of $3.0-$3.1 billion with the majority of this due to selling price increases, plus $1.10-$1.15 billion in sales related to the Surface Specialties acquisition. Our forecast for full year diluted earnings per share, which excludes the purchase accounting charges for in-process research and development and inventory step-up, the environmental dispute settlement, the acquisition related net hedge gains or losses, the forecasted charges for the early redemption of debt, the actual and forecasted integration and severance costs and the tax benefit from the closure of prior year audits, is a range of $3.30 to $3.45.
    "Cytec is continuing its practice of providing full year sales and earnings guidance but beginning with this earnings release has discontinued its practice of providing quarterly earnings guidance, as we remain focused on the long-term health and growth of Cytec for our shareholders."

    Investor Conference Call to be Held on May 6, 2005, 11:00 A.M. ET

    Cytec will host their first quarter earnings release conference call on May 6, 2005 at 11:00 a.m. ET. The conference call will also be simultaneously webcast for all investors from Cytec's website www.cytec.com. Select the Investor Relations page to access the live conference call.
    A recording of the conference call may be accessed by telephone from 2:00 p.m. ET on May 6, 2005 until May 27, 2005 at 11:00 p.m. ET by calling 888-203-1112 (U.S.) or 719-457-0820 (International) and
entering access code 9755453. The conference call recording will also be accessible on Cytec's website for 3 weeks after the conference call.

    Use of Non-GAAP Measures

    Management believes that net earnings, basic and diluted earnings per share before special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company's overall operating results in the period presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. A reconciliation of GAAP measurements to non-GAAP can be found at the end of this release.

    Forward-Looking and Cautionary Statements

    Except for the historical information and discussions contained herein, statements contained in this release may constitute
"forward-looking statements" within the meaning of the Private
Securities Litigation Reform Act of 1995. Achieving the results described in these statements involves a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in Cytec's filings with the Securities and Exchange Commission.

    Corporate Profile

    Cytec Industries is a specialty chemicals and materials technology company with pro forma sales in 2004, including the Surface Specialties acquisition, of approximately $3.0 billion. Its growth strategies are based on developing technologically advanced customer solutions for global markets including: aerospace, coatings, mining, plastics and water treatment.


                CYTEC INDUSTRIES INC. AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF INCOME
       (Millions of dollars, except share and per share amounts)

                                                        Quarter
                                                         Ended
                                                        March 31,
                                                 ---------------------
                                                      2005      2004
                                                 ---------------------
Net sales                                            $563.9    $415.2

Manufacturing cost of sales                           440.3     310.1
Selling and technical services                         44.7      34.8
Research and process development                       13.0       9.0
Administrative and general                             17.8      13.2
Amortization of acquisition intangibles                 4.0       1.4
Write-off of acquired in-process research              37.0         -
 and development
                                                 ---------------------
Earnings from operations                                7.1      46.7

Other income (expense), net                           (20.4)      0.9
Equity in earnings of associated companies              2.1       0.3
Interest expense, net                                   9.5       3.8
                                                 ---------------------
Earnings (loss) from continuing operations before
 income taxes                                         (20.7)     44.0

Income tax provision (benefit)                        (13.7)     10.8
                                                 ---------------------
Earnings (loss) from continuing operations
                                                       (7.0)     33.2

Earnings from discontinued operations                   0.5         -
                                                 ---------------------

Net earnings (loss)                                   $(6.5)    $33.2
                                                     =======   =======

Earnings (loss) from continuing operations per
 common share
          Basic                                      $(0.17)    $0.85
          Diluted                                    $(0.17)    $0.83

Earnings from discontinued operations per common
 share
          Basic                                       $0.01         -
          Diluted                                     $0.01         -

Net earnings (loss) per common share
          Basic                                      $(0.16)    $0.85
          Diluted                                    $(0.16)    $0.83

Weighted average shares outstanding (000 omitted)
          Basic                                      42,119    39,099
          Diluted                                    43,489    40,100


                CYTEC INDUSTRIES INC. AND SUBSIDIARIES
     CONSOLIDATED NET SALES AND EARNINGS (LOSS) FROM OPERATIONS BY
                           BUSINESS SEGMENT
                         (Millions of dollars)

                                               Quarter  Ended
                                                  March 31,
                                               ---------------

                                              2005         2004
                                              ----         ----
Net sales
---------
Cytec Performance Specialties
     Sales to external customers             $173.4       $156.6
     Intersegment sales                         1.1          1.3
Cytec Surface Specialties                     190.8         75.7
Cytec Engineered Materials                    127.8        120.3
Building Block Chemicals
     Sales to external customers               71.9         62.6
     Intersegment sales                        23.2         19.3
                                             -------     --------
Net sales from segments                       588.2        435.8
Elimination of intersegment revenue           (24.3)       (20.6)
                                             -------     --------
Total consolidated net sales                 $563.9       $415.2
                                              =====        =====

                                                     % of         % of
Earnings (loss) from operations                      sales       sales
                                                     -----       -----
Cytec Performance Specialties                 $14.2    8%   $9.5    6%
Cytec Surface Specialties                     (34.5) -18%    8.6   11%
Cytec Engineered Materials                     23.4   18%   23.5   20%
Building Block Chemicals                        7.3    8%    6.9    8%
                                              ------       ------
Earnings from segments                         10.4    2%   48.5   11%

Corporate and Unallocated                      (3.3)        (1.8)
                                              ------       ------
Total consolidated earnings from operations    $7.1    1%  $46.7   11%
                                               ====         ====


                CYTEC INDUSTRIES INC. AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEETS
       (Millions of dollars, except share and per share amounts)

                                                  March      December
                                                31, 2005     31, 2004
                                               ----------- -----------
ASSETS
Current assets
     Cash and cash equivalents                      $76.7      $323.8
     Accounts receivable, less allowance for
      doubtful accounts of $9.2 and $6.7 in
      2005 and 2004, respectively                   493.2       248.2
     Due from related party                          21.7         0.0
     Other accounts receivable                       96.7        54.1
     Inventories                                    516.7       263.8
     Deferred income taxes                           61.9        23.3
     Other current assets                            51.0        29.3
     Assets held for sale                           144.6         0.0
                                               ----------- -----------
          Total current assets                    1,462.5       942.5

Investment in associated companies                   90.9        85.5

Plants, equipment and facilities, at cost         2,080.0     1,627.2
     Less: accumulated depreciation                (940.3)     (948.6)
                                               ----------- -----------
          Net plant investment                    1,139.7       678.6

Acquisition intangibles, net of accumulated
 amortization                                       554.7        66.8

Goodwill                                          1,004.7       342.4

Deferred income taxes                                 0.0        54.6

Other assets                                        117.4        81.2
                                               ----------- -----------
Total assets                                     $4,369.9    $2,251.6
                                                  ========    ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
     Short-term borrowings                         $613.7        $0.0
     Accounts payable                               271.1       138.1
     Accrued expenses                               217.8       178.1
     Current maturities of long term debt            12.4       119.0
     Income taxes payable                            65.0        61.5
     Liabilities held for sale                       35.5         0.0
                                               ----------- -----------
          Total current liabilities               1,215.5       496.7

Long-term debt                                    1,153.9       300.1
Pension and other postretirement benefit
 liabilities                                        387.6       348.3
Other noncurrent liabilities                        250.0       174.5
Deferred income taxes liabilities                   144.3         0.0
Minority interest                                     1.7         0.0
Stockholders' equity
     Common stock, $0.1 par value per share,
      150,000,000 shares authorized, issued
      48,132,640 shares                               0.5         0.5
     Additional paid-in capital                     236.5       122.8
     Retained earnings                            1,098.0     1,108.5
     Unearned compensation                           (5.4)       (3.1)
     Minimum pension liability adjustment          (109.5)     (108.5)
     Unrealized gain (loss) on derivative
      instruments                                     1.1        (0.5)
     Accumulated translation adjustments             64.7        73.3
     Treasury stock, at cost,
      2,191,352 shares in 2005 and
      8,297,863 shares in 2004                      (69.0)     (261.0)
                                               ----------- -----------
          Total stockholders' equity              1,216.9       932.0
                                               ----------- -----------
Total liabilities and stockholders' equity       $4,369.9    $2,251.6
                                                 =========   =========


                         CYTEC INDUSTRIES INC.
                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                         (Millions of dollars)
                                                       Quarter Ended
                                                          March 31,
                                                     -----------------
                                                        2005    2004
                                                     --------- -------
Cash flows provided by (used for) operating
 activities
Net earnings (loss)  provided by continuing operations  $(7.0)  $33.5
     Noncash items included in earnings:
          Dividends from associated companies greater
           than (less than) earnings                     (1.0)    0.8
          Depreciation                                   23.3    21.6
          Amortization                                    5.1     2.7
          Deferred income taxes                          (8.2)    7.3
          Write-off of Acquired in-process research
           and development                               37.0     0.0
          Gain on sale of assets                         (1.0)   (0.6)
          Other                                          (1.1)   (0.3)
     Changes in operating assets and liabilities
          Trade accounts receivable                      (5.4)  (28.9)
          Other receivables                               4.4    (3.8)
          Inventories                                   (21.2)  (11.0)
          Other assets                                    0.5    (8.0)
          Accounts payable                               (7.8)   44.0
          Accrued expenses                              (13.8)  (24.6)
          Income taxes payable                          (24.4)    0.7
          Other liabilities                             (11.1)  (10.7)
                                                     --------- -------
Net cash provided by (used for) operating activities
 of continuing operations                               (31.7)   22.7
Net cash provided by operating activities of
 discontinued operations                                  1.1     0.0
                                                     --------- -------

Net cash flows provided by (used for) operating
 activities                                             (30.6)   22.7
                                                     --------- -------
Cash flows provided by (used for) investing
 activities
     Additions to plants, equipment and facilities      (17.1)  (16.9)
     Proceeds received on sale of assets                  1.4     0.7
     Advance payment received on land lease               0.0     9.1
     Acquisition of businesses, net of cash received (1,474.6)    0.0
     Advanced payment of contingent consideration       (26.5)    0.0
     Minority interest                                   (1.0)    0.0
                                                     --------- -------
Net cash flows provided by (used for) investing
 activities                                          (1,517.8)   (7.1)
                                                     --------- -------
Cash flows provided by (used for) financing
 activities
     Proceeds from the exercise of stock options          8.8     2.9
     Purchase of treasury stock                           0.0   (13.2)
     Change in short-term borrowings                    581.9    (0.1)
     Proceeds from long term debt                       725.0     0.0
     Deferred financing costs                            (4.7)    0.0
     Proceeds from termination of interest rate swap      0.0     2.7
     Cash dividends                                      (4.0)   (3.9)
                                                     --------- -------
Net cash flows provided by (used for) financing
 activities                                           1,307.0   (11.6)
                                                     --------- -------
Effect of exchange rate changes on cash and cash
 equivalents                                             (5.7)   (3.5)
                                                     --------- -------
Increase (decrease)  in cash and cash equivalents      (247.1)    0.5

Cash and cash equivalents, beginning of period          323.8   251.1
                                                     --------- -------
Cash and cash equivalents, end of period                $76.7  $251.6
                                                      ======== =======


   CYTEC INDUSTRIES INC. AND SUBSIDIARIES CONSOLIDATED STATEMENT OF
    INCOME RESTATEMENT FOR CHANGE IN INVENTORY COSTING METHODOLOGY
                             AND FSP 106-2

                               Unaudited
            (Millions of dollars, except per share amounts)

                                 Three Months Ended Three Months Ended
                                        March 31,          June 30,
                                   -----------------------------------
                                     2004      2004     2004    2004
                                   -----------------------------------
                                   Reported Restated Reported Restated

Net sales                           $415.2    $415.2   $422.0  $422.0

Manufacturing cost of sales          312.7     310.1    314.6   311.6
Selling and technical services        34.9      34.8     35.2    35.1
Research and process development       9.1       9.1     10.4    10.3
Administrative and general            13.3      13.2     14.8    14.7
Amortization of acquisition
 intangibles                           1.4       1.4      1.4     1.4
                                   -----------------------------------

Earnings from operations              43.8      46.7     45.6    48.9

Other income (expense), net            0.9       0.9     (8.6)   (8.6)
Equity in earnings of associated
 companies                             0.3       0.3      0.5     0.5
Interest expense, net                  3.8       3.8      4.5     4.5
                                   -----------------------------------

Earnings before income taxes and
 cumulative effect of accounting
 change                               41.2      44.0     33.0    36.3

Income tax provision                   9.9      10.8      4.0     5.1
                                   -----------------------------------

Net earnings                         $31.3     $33.2    $29.0   $31.2
Premium paid to redeem preferred
 stock
                                   -----------------------------------
Net earnings available to common
 shareholders                       $31.30     $33.2    $29.0   $31.2
                                   ===================================

Earnings per common share
                             Basic   $0.80     $0.85    $0.74   $0.80
                           Diluted   $0.78     $0.83    $0.72   $0.77


                                 Three Months Ended Three Months Ended
                                     September 30,      December 31
                                   -----------------------------------
                                     2004      2004     2004    2004
                                   -----------------------------------
                                   Reported Restated Reported Restated

Net sales                           $433.5    $433.5   $450.6  $450.6

Manufacturing cost of sales          334.1     332.3    350.9   349.0
Selling and technical services        34.0      34.0     36.0    36.0
Research and process development      10.0      10.0     10.6    10.6
Administrative and general            22.0      22.0     15.3    15.3
Amortization of acquisition
 intangibles                           1.3       1.3      1.4     1.4
                                   -----------------------------------

Earnings from operations              32.1      33.9     36.4    38.3

Other income (expense), net           (4.9)     (4.9)    29.5    29.5
Equity in earnings of associated
 companies                             2.2       2.2      2.2     2.2
Interest expense, net                  4.7       4.7      4.4     4.4
                                   -----------------------------------

Earnings before income taxes and
 cumulative effect of accounting
 change                               24.7      26.5     63.7    65.6

Income tax provision                   5.4       6.1     18.6    19.4
                                   -----------------------------------

Net earnings                         $19.3     $20.4    $45.1   $46.2
Premium paid to redeem preferred
 stock                                 9.9       9.9
                                   -----------------------------------
Net earnings available to common
 shareholders                         $9.4     $10.5    $45.1   $46.2
                                   ===================================

Earnings per common share
                              Basic  $0.24     $0.27    $1.13   $1.17
                            Diluted  $0.23     $0.26    $1.09   $1.13


   CYTEC INDUSTRIES INC. AND SUBSIDIARIES CONSOLIDATED STATEMENT OF
                                INCOME
        RESTATEMENT FOR CHANGE IN INVENTORY COSTING METHODOLOGY
                               Unaudited
            (Millions of dollars, except per share amounts)

                                                       Year Ended
                                                       December 31
                                                   -------------------
                                                      2004      2004
                                                   --------- ---------
                                                    Reported  Restated

Net sales                                          $1,721.3  $1,721.3

Manufacturing cost of sales                         1,311.2   1,303.1
Selling and technical services                        139.8     139.8
Research and process development                       40.0      40.0
Administrative and general                             65.1      65.1
Amortization of acquisition intangibles                 5.6       5.6
                                                   --------- ---------

Earnings from operations                              159.6     167.7

Other income expense, net                              16.9      16.9
Equity in earnings of associated companies              5.2       5.2
Interest expense, net                                  17.4      17.4
                                                   --------- ---------

Earnings before income taxes and cumulative effect
 of accounting change                                 164.3     172.4

Income tax provision                                   38.2      41.4
                                                   --------- ---------

Net earnings                                         $126.1    $131.0
Premium paid to redeem preferred stock                  9.9       9.9
                                                   --------- ---------
Net earnings available to common shareholders        $116.2    $121.1
                                                   ========= =========

Earnings per common share
                                  Basic               $2.94     $3.06
                                Diluted               $2.84     $2.96


                CYTEC INDUSTRIES INC. AND SUBSIDIARIES
    CONSOLIDATED NET SALES AND EARNINGS FROM OPERATIONS BY BUSINESS
                                SEGMENT
 RESTATEMENT FOR CHANGE IN INVENTORY COSTING METHODOLOGY AND FSP 106-2
                          Millions of dollars

                                                                Full
                                     Three Months Ended         Year
                              March 31 June 30 Sept 30 Dec 31   Ended
                                 2004    2004    2004   2004    2004
                             -----------------------------------------
NET SALES
Cytec Performance Specialties   $156.7   164.7   176.1  172.8   670.2
Cytec Surface Specialties         75.7    77.8    76.0   74.0   303.4
Cytec Engineered Materials       120.3   128.1   121.2  117.4   487.0
Building Block Chemicals          62.6    51.3    60.2   86.5   260.6
                             -----------------------------------------
                        TOTAL   $415.3   422.0   433.5  450.6 1,721.3
                             =========================================



                                    Three Months Ended          Full
                             ---------------------------------  Year
                              March 31 June 30 Sept 30 Dec 31   Ended
                                 2004    2004    2004   2004    2004
                             -----------------------------------------
Earnings From Operations
Cytec Performance Specialties     $9.5    10.9    13.5   16.6    50.4
Cytec Surface Specialties          8.6    11.9     7.3    8.0    35.8
Cytec Engineered Materials        23.5    26.7    19.5   13.8    83.4
Building Block Chemicals           6.9     2.0     3.7    3.1    15.6
Unallocated                       (1.8)   (2.5)  (10.1)  (3.2)  (17.5)
                             -----------------------------------------
                        TOTAL    $46.7    48.9    33.9   38.3   167.7
                             =========================================


                         Cytec Industries Inc.
             Reconciliation of GAAP and Non-GAAP Measures

    Management believes that net earnings, basic and diluted earnings per share before special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company's overall operating results in the periods presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance.

                  Three Months Ended March 31, 2005
GAAP Net Loss                                                   $(6.5)
                                                              --------
-  Purchase accounting in-process research and development
   write off (after tax)                                         37.0
-  Purchase accounting fair value inventory over
   manufacturing cost (after tax)                                 7.7
-  Loss on currency and interest rate derivative transactions
   (after tax)                                                   12.7
-  Charge for employee redundancy costs (after tax)               1.0
-  Settlement of environmental matter (after tax)                 3.2
-  Income tax benefit from completion of prior years audits     (16.2)
                                                              ========
Non-GAAP Net Earnings                                           $38.9
                                                              ========

Non-GAAP Basic Earnings Per Share                               $0.92
                                                              ========
Non-GAAP Diluted Earnings Per Share                             $0.89
                                                              ========

    CONTACT: Cytec Industries Inc.
             Investment Community:
             David M. Drillock, 973-357-3249
             or
             Media:
             Gail Petersen, 973-357-3319